Exhibit 10.6(g)

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this “Agreement”) is effective as of the 1st day of January, 2004, by and between Innkeepers USA Trust, a Maryland Real Estate Investment Trust (the “Trust”) and MARK A. MURPHY (the “Executive”).

RECITALS:

WHEREAS, the Trust desires to employ the Executive to perform various services on behalf of Trust and the Executive desires to be engaged by the Trust; and

WHEREAS, the Trust and Executive desire to enter into this Agreement to set forth in writing the severance payable to Executive as a result of termination of Executive’s employment under certain circumstances; and

WHEREAS, the Trust and Executive agree that any prior employment agreements between them, whether verbal or written, are superceded and replaced by this Agreement and no longer have any force or effect whatsoever; and

WHEREAS, the parties understand that Executive’s employment may at some point in the future cease for a variety of reasons and the parties intend, pursuant to this Agreement, to provide Executive with a severance package in the event such employment ceases due to certain reasons; and

NOW, THEREFORE, in consideration of Executive’s employment by the Trust, the compensation that Executive shall receive during Executive’s employment, the parties’ covenants, representations and promises contained in this Agreement and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Termination Provisions

A.	Termination Without Cause: The Executive’s employment may be terminated without “Cause” as follows:

(i)	By mutual written agreement of the Trust and Executive, in which case the Executive will be paid only for the time period in which he works, and will not be entitled to any further compensation or severance benefits;

(ii)	Upon written notice to the other party, as follows:

a.	If Executive terminates his employment without “Good Reason”, or without “Good Cause” in the context of a “change of control”, Executive shall give thirty (30) days advance notice. Executive will be paid his compensation during the thirty (30) day notice period. The Trust (or its Successor) may elect, in its sole discretion, to dispense with the notice period and to immediately sever Executive’s employment relationship with the Trust (or its Successor), but will pay Executive through the thirty (30) day notice period. Executive will not be entitled to any additional compensation or severance benefits.

b.	If the Trust terminates Executive’s employment without “Cause”, Executive shall be entitled to severance benefits equal to one hundred fifty percent (150%) of Executive’s then-current annual base salary. Any unvested share options or restricted shares granted to the Executive under any share plan will vest and become immediately exercisable; provided, however, that any provisions of separate agreements between the Trust and Executive governing the vesting or forfeiture of share grants or options that are more favorable to the Executive shall control over the provisions of this Agreement.

c.	If Executive terminates his employment for “Good Reason,” Executive shall be entitled to severance benefits equal to one hundred fifty percent (150%) of Executive’s then-current annual base salary. Any unvested share options or restricted shares granted to the Executive under any share plan will vest and become immediately exercisable; provided, however, that any provisions of separate agreements between the Trust and Executive governing the vesting or forfeiture of share grants or options that are more favorable to the Executive shall control over the provisions of this Agreement. “Good Reason” is defined as (a) a change in the Executive’s status, position or responsibilities that does not represent a promotion, (b) a reduction in the Executive’s base salary or bonus, (c) a required relocation to a location more than thirty miles away from the Trust’s principal executive offices, or (d) the failure of the Trust to continue to provide benefits (including severance) to the Executive as set forth in the Executive Compensation Plan or, if no Executive Compensation Plan then exists, the last written Executive Compensation Plan approved by the Company’s Board of Trustees or the Compensation Committee of the Company’s Board of Trustees.

(iii)	Upon the death of Executive, Executive shall be entitled to severance benefits equal to one hundred fifty percent (150%) of Executive’s then-current annual base salary. Any unvested share options or restricted shares granted to the Executive under any share plan will vest and become immediately exercisable; provided, however, that any provisions of separate agreements between the Trust and Executive governing the vesting or forfeiture of share grants or options that are more favorable to the Executive shall control over the provisions of this Agreement; or

(iv)	Upon the Executive becoming unable to perform the essential functions of Executive’s job, with or without reasonable accommodation, for a period of at least ninety (90) days, Executive shall be entitled to severance benefits equal to one hundred fifty percent (150%) of Executive’s then-current annual base salary. Any unvested share options or restricted shares granted to the Executive under any share plan will vest and become immediately exercisable; provided, however, that any provisions of separate agreements between the Trust and Executive governing the vesting or forfeiture of share grants or options that are more favorable to the Executive shall control over the provisions of this Agreement.

B.	Termination with Cause: The Trust shall have the right to terminate the Executive with “Cause” at any time. If Executive is terminated with “Cause”, he will be paid only for the time period in which he works, and will not be entitled to any further compensation, severance benefits, or other benefits, and any unvested share grants and share options will immediately become null and void; provided, however, that any provisions of separate agreements between the Trust and Executive governing the vesting or forfeiture of share grants or options that are more favorable to the Executive shall control over this Agreement. Termination with “Cause” is defined as the occurrence of any of the following events, as determined by the Trust’s Board of Trustees, acting in its sole discretion:

(i)	Executive violates any of the terms of this Agreement, including, without limitation, the terms and conditions set forth in the Non-Disclosure provision of this Severance Agreement, or violates any company policy if such violation has a significant detrimental affect on the Trust;

(ii)	Executive enters a plea of nolo contendere or guilty with respect to a violation of, or is adjudicated by a court of competent jurisdiction to have violated, any law, order, rule or regulation that constitutes a felony, a crime (that constitutes at least a misdemeanor) of dishonesty, or other crime (that constitutes at least a misdemeanor) involving moral turpitude;

(iii)	Executive commits an act or makes an omission, other than any traffic-related offenses and simple misdemeanors, that is fraudulent or dishonest, and that is intended to or reasonably likely to discredit the Trust, and that results in a substantial amount of negative publicity for, or that materially damages the reputation or good standing of, the Trust or its affiliates;

(iv)	Executive fails to carry out specific, material and legal directives of the Trust’s Board of Trustees, or its designee, or of Executive’s supervisor, or fails to or refuses to adequately perform duties that have been assigned to him, in each case that are consistent with Executive’s position and job responsibilities, but only after Executive has been given specific and written notice of his failure to perform and a thirty (30) day opportunity to cure such deficiency; provided that the Executive is entitled to only one thirty (30) day cure period in any twelve (12) month period.

C.	Termination Upon Change in Control:

(i)	Upon a “change in control” of the Trust, the Trust or its successor after any transaction provided for in this subsection (hereinafter referred to as the “Successor”) may terminate Executive’s employment by delivery of written notice to the Executive, which notice must specify an effective date of termination not less than thirty (30) days from the date of the notice. A “change in control” for purposes of this subsection means (a) the Trust becomes a direct or indirect subsidiary of, or is merged or consolidated with or into, another entity, which entity is not controlled by the Trust or the Trust’s shareholders immediately after the transaction, (b) 51% or more of the voting power of shares of the Trust immediately after the transaction are not held by persons or entities who were shareholders of the Trust immediately before the transaction, (c) substantially all of the assets of the Trust are sold or transferred, in one transaction or a series of related transactions, to a person or entity, or two or more related people and/or entities, not owned or controlled by the Trust or its shareholders at the time of the transaction or at the time of the first in a series of related transactions, or (d) the individuals who, as of the date of this Agreement, are members of the Board, cease for any reason to constitute a majority of the members of the Board.

(ii)	Executive agrees that, in the absence of such notice from the Trust or its Successor, he will continue to work for the Trust or its Successor as though a “change in control” had not occurred, unless he terminates this Agreement (I) at any time under paragraph 1.A.(ii)a. above, (II) for “Good Cause” within eighteen months of the “change in control” occurring, as provided in this subsection, or (III) at any time after eighteen months of the “change in control”, for “Good Reason” under paragraph 1.A.(ii)c. “Good Cause” is defined as (a) a change in the Executive’s status, position or responsibilities that does not represent a promotion, (b) a reduction in the Executive’s base salary or bonus, (c) a required relocation to a location more than thirty miles away from the Trust’s principal executive offices, (d) the failure of the Trust or its Successor to continue to provide severance and other benefits to the Executive substantially similar to those specified in this Agreement, or (e) the failure or refusal of the Trust or its Successor to recognize Executive’s employment with the Trust, or to continue to provide Executive with the compensation and benefits provided for in the Executive Compensation Plan in effect during the year in which the “change in control” occurs or, if no Executive Compensation Plan is in effect for such year, the last written Executive Compensation Plan approved by the Company’s Board of Trustees or the Compensation Committee of the Company’s Board of Trustees.

(iii)	If the Trust or its Successor terminates Executive’s employment for any reason other than for “Cause” (as defined in paragraph 1.B, above) within eighteen months of a “change in control,” or Executive terminates this

Agreement for “Good Cause” as defined in paragraph 1.C.(ii) above, (a) Executive will receive, on the effective date of the termination, severance benefits equal to two hundred fifty percent (250%) of the Executive’s then-current annual base salary; and (b) any unvested share options or restricted shares granted to the Executive under any share plan will vest and become immediately exercisable; and (c) if the excise tax on “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), will be imposed on the Executive under Code Section 4999 as a result of the Executive’s receipt of the amounts or benefits referenced in clauses (a) or (b) of this paragraph 1.C.(iii) (without regard to the “Additional Amount” described below) which the Executive receives or has the right to receive from the Company or any of its affiliates (the “Change of Control Benefits”), the Company shall indemnify the Executive and hold him harmless against all claims, losses, damages, penalties, expenses, and excise taxes.

To effect the indemnification provided by clause (c) of this paragraph 1.C.(iii), the Company shall pay to the Executive the “Additional Amount”, which is the amount that is sufficient to indemnify and hold the Executive harmless from the application of Code Section 280G and 4999 of the Code, including the amount of (x) the excise tax that will be imposed on the Executive under Section 4999 of the Code with respect to the Change of Control Benefits; (y) the additional (A) excise tax under Section 4999 of the Code, (B) hospital insurance tax under Section 3111(b) of the Code, and (C) federal, state and local income taxes for which the Executive is or will be liable on account of the payment of the amount described in item (x); and (z) the further excise, hospital insurance and income taxes for which the Executive is or will be liable on account of the payment of the amount described in item (y) and this item (z) and any other indemnification payment hereunder. The Additional Amount shall be calculated and paid to the Executive at the time that the amount referenced in clause (a) of this paragraph 1.C.(iii) is payable to the Executive. In calculating the Additional Amount, the highest marginal rates of federal and applicable state and local income taxes applicable to individuals and in effect for the year in which the Change of Control occurs shall be used.

D.	Effect of Termination: In the event Executive’s employment is terminated for any reason, the following shall occur:

(i)	Executive shall comply with the terms and conditions of the Non-Disclosure Agreement.

(ii)	All payments due under this Agreement after the death of Executive shall be made to such person as Executive may designate in writing to the Trust prior to Executive’s death or to Executive’s estate.

2.	NON-DISCLOSURE AGREEMENT: In connection with Executive’s employment by the Trust, the Trust will disclose or has disclosed to Executive, and Executive has been given access to or may become acquainted with, various confidential trade secret or proprietary information and ideas, proprietary rights, and other confidential and valuable information that constitutes trade secrets belonging to the Trust, its affiliates, vendors, and contractors. The Executive further recognizes that the Trust’s business interests require a confidential relationship between the Trust, the Trust’s management team, and the Executive and the fullest practical protection and confidential treatment of its trade secrets, operating manuals, marketing techniques, designs, concepts, investors and potential investors, franchise operation and system management programs, potential and future acquisitions, business models, target and focus areas for business, customer lists, marketing procedures and systems, innovations and improvements, personal information of any Trustee or member of the Trust’s management team or the management team’s respective families (collectively referred to as “Confidential Information”) that will be conceived or learned by him in the course of his employment with the Company. The Executive represents, warrants and agrees that the Executive will keep any and all of the Confidential Information that he is provided from being known by or disclosed to any person or entity, except for the exclusive use and benefit of the Trust. The Executive further warrants and agrees that he shall not reproduce, or permit the reproduction, directly or indirectly, of any of the Confidential Information that he is provided by the Trust except as required by the Trust or by law, and that he shall not permit the removal of, nor remove, any of the Confidential Information that he is provided by the Trust. The Executive further warrants that he will not make any disparaging comments about the Trust or any member of its management team to anyone outside of the Trust, and will not engage in any conduct that would tend to disparage or cast in a negative light the Trust or any of the members of its management team. The Executive agrees, both during and after the termination of his employment, for whatever reason, to keep secret and to treat confidentially all of the Trust’s Confidential Information and not to use or aid others in using any such Confidential Information in competition with or otherwise to the detriment of the Trust. The obligations set forth in this paragraph shall exist during the Executive’s employment and shall continue after the termination of the Executive’s employment for whatever reason, and for so long as any of the Trust’s Confidential Information retains any confidentiality. Confidential Information shall not include information that is or becomes part of the public domain without violation of this Agreement by Executive.

3.	EXECUTIVE’S WARRANTIES AND INDEMNIFICATION: Executive warrants and represents the Executive is not subject to commitments or obligations that (i) are inconsistent with this Agreement or (ii) would prevent or restrict Executive from fully performing all of Executive’s obligations under this Agreement. Executive shall indemnify the Trust and its affiliates and their respective officers, directors, shareholders, employees and agents on demand for and against any and all judgments, losses, claims, damages, expenses and costs (including, without limitation, all legal fees and costs, even if incident to appeals) incurred or suffered as a result of any breach of the warranties and representations made in this Section. (As used herein an “affiliate” of a person or entity means any person or entity that directly or indirectly controls, is controlled by or is under common control with such entity or person.)

4.	ARBITRATION: Except for Trust’s specific right to seek a temporary injunction restraining any breach or threatened breach of this Agreement by Executive of the provisions regarding Non-Disclosure, the parties hereto agree that any controversies or claims arising out of or relating to this Agreement, or the breach thereof, or that otherwise relate to Executive’s employment with, or the termination of such employment with, the Trust, shall be settled by binding arbitration with the American Arbitration Association. This arbitration clause shall apply to all claims at law or in equity, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § §1981, 1983, 1986 and 1988, the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act; the Equal Pay Act of 1963, as amended; the Fair Labor Standards Act, as amended; Florida’s Whistleblower Act and any other laws governing the rights of whistleblowers, the Family and Medical Leave Act, federal statutory and common law; the Florida Civil Rights Act of 1992, as amended; the Florida Equal Rights Law, as amended; Florida’s General Labor Regulations, as amended, Workers’ Compensation laws; tort claims; claims for wrongful discharge; tortious interference with contractual relations, or the common law of the State of Florida. The parties shall arbitrate the claim or controversy in accordance with the Employment Arbitration Rules of the American Arbitration Association. Any such arbitration shall be held in Palm Beach County, Florida. Judgment upon the award rendered by the arbitrators shall be final, binding and conclusive upon the parties and their respective successors and assigns, and may be entered in any court of competent jurisdiction.

5.	WAIVER OF JURY TRIAL: The parties agree that the right to a jury trial of any claim is waived and that neither party will have the right to request trial by jury of any claim arising under this Agreement or that relate in any way to Executive’s employment. This waiver is intended to encompass all claims, whether at law or in equity, and whether based upon statute or common law, including but not limited to those laws particularly referred to in paragraph 4 above.

6.	NOTICES: All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

Trust:	Executive

Innkeepers USA Trust	218 Almeria Road
Attn.: Chairman of the Board	West Palm Beach, FL 33418
306 Royal Poinciana Way
Palm Beach, FL 33414

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by electronic transmission; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

7.	ENTIRE AGREEMENT: This Agreement represents the entire understanding and agreement among the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and among such parties with respect to such subject matter

8.	AMENDMENTS: This Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

9.	ENFORCEMENT COSTS: In the event of an action or proceeding for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses.

10.	BINDING EFFECT: The terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto, and their respective purchasers, administrators, executors, legal representatives, heirs, successors and assigns. Rights, assignments, and representations made or granted by Executive in this Agreement, are assignable by the Trust and are for the benefit of the Trust, its successors and assigns.

11.	CONSTRUCTION: If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

12.	WAIVERS: The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

13.	REMEDIES CUMULATIVE: Except as otherwise expressly provided in this Agreement, no remedy in this Agreement conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

14.	GOVERNING LAW: This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without regard to principles of conflicts of laws.

WITNESS WHEREOF, the parties have executed this Severance Agreement on the day and year first above written.

EXECUTIVE:

Executive’s Signature:	/s/ Mark A. Murphy
Printed Name:	Mark A. Murphy

INNKEEPERS USA TRUST:

By:	/s/ Jeffrey H. Fisher
Name:	Jeffrey H. Fisher
Title:	Chairman, CEO and President

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